Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under accounting principles generally accepted in the United States (“GAAP”), and gives effect to an agreement between Kush Bottles, Inc. (“Kush”) and Summit Innovations, LLC (“Summit”). The Agreement and Plan of Merger (the “Merger Agreement”), will be accounted for as an acquisition, with Kush being deemed the acquiring company for accounting purposes.

Kush was determined to be the accounting acquirer based upon the terms of the Merger Agreement and other factors including: (i) Kush stockholders are expected to own approximately 96% of the voting interests of the combined company immediately following the closing of the transaction and (ii) directors appointed by Kush will hold a majority of board seats in the combined company.

The following unaudited pro forma condensed combined financial statements are based on our historical financial statements and Kush’s historical financial statements as adjusted to give effect to Kush’s acquisition of Summit. The unaudited pro forma condensed combined statement of operations for the year ended August 31, 2017 gives effect to these transactions as if they had occurred on September 1, 2016. The unaudited pro forma condensed combined statement of operations for the six months ended February 28, 2018 gives effect to these transactions as if they had occurred on September 1, 2017. The unaudited pro forma condensed combined balance sheet as of February 28, 2018 gives effect to these transactions as if they had occurred on February 28, 2018. Summit was organized in the state of Colorado on October 11, 2016, and began operations on March 1, 2017.

Summit’s assets and liabilities will be measured and recognized at their fair values as of the transaction date, and combined with the assets, liabilities and results of operations of Kush after the consummation of the transaction.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting, expected to be completed after the closing of the transaction, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Kush and Summit been a combined company during the specified periods. The actual results reported in periods following the transaction may differ significantly from those reflected in this pro forma financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare this pro forma financial information.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read together with Kush’s historical financial statements, which are included in Kush’s latest annual report on Form 10-K and interim report on Form 10-Q and Summit’s historical information included herein.

Pro Forma Condensed Combined Balance Sheet as of February 28, 2018

	(1)	(2)	Pro Forma		Pro Forma
	Kush	Summit	Adjustments	Note 3	Combined

ASSETS
Current assets
Cash and cash equivalents	$7,059,922	$225,906	$-		$7,285,828
Accouts receivable	3,896,196	500,653	-		4,396,849
Prepaid expense and other current assets	4,204,253	35,303	-		4,239,556
Inventory	7,259,369	267,275	-		7,526,644
Total current assets	22,419,740	1,029,137	-		23,448,877

Property and equipment, net	1,077,160	654,894	-		1,732,054
Goodwill	34,247,344	-	18,030,746	(b)	52,278,090
Intangibles	3,363,536	-	-		3,363,536
Deposits	191,423	-	-		191,423
Deferred tax asset	30,081	-	-		30,081
Total assets	$61,329,284	$1,684,031	$18,030,746		$81,044,061

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$3,161,169	$1,119,513	$250,000	(c)	$4,530,682
Accrued expenses	1,184,240	292,174	-		1,476,414
Contingent cash consideration	1,650,000	-	-		1,650,000
Notes payable - current portion	354,613	48,375	-		402,988
Line of credit - current portion	742,504	-	-		742,504
Total current liabilities	7,092,526	1,460,062	250,000		8,802,588
Deferred tax liability	1,151,536	-	-		1,151,536
Notes payable	27,447	744,315	-		771,762
Total liabilities	8,271,509	2,204,377	250,000		10,725,886

Commitments and contingencies

Stockholders' deficit
Preferred stock, $.001 par value	-	-	-		-
Common stock, $.001 par value	63,624	-	2,560	(a)	66,184
Additional paid-in-capital	54,397,094	37,078	(2,560)	(a)	71,904,934
			17,510,400	(b)
			(37,078)	(b)
Stock subscription	30,000	-	-	(b)	30,000
Accumulated deficit	(1,432,943)	(557,424)	557,424	(b)	(1,682,943)
			(250,000)	(c)
Total stockholders' equity	53,057,775	(520,346)	17,780,746		70,318,175
Total liabilities and stockholders' equity	$61,329,284	$1,684,031	$18,030,746		$81,044,061

Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet:

(1) Derived from the unaudited balance sheet of Kush as of February 28, 2018

(2) Derived from the audited balance sheet of Summit as of February 28, 2018

Pro Forma Condensed Combined Statement of Operations - Year Ended August 31, 2017

	(1)	(2)	Pro Forma		Pro Forma
	Kush	Summit	Adjustments	Note 3	Combined
Revenue:	$18,799,169	$218,369	$-		$19,017,538
Cost of goods sold	12,596,544	178,945			12,775,489
Gross profit	6,202,625	39,424	-		6,242,049

Operating expenses:
General and administrative	5,822,266	206,191	-		6,028,457
	5,822,266	206,191	-		6,028,457
Operating income (loss)	380,359	(166,767)	-		213,592

Other income (expense):
Other expenses	(85,166)	(167)	-		(85,333)
Interest expense	(6,647)	-	-		(6,647)
Income (loss) before income taxes	288,546	(166,934)	-		121,612
Income tax expense	219,082	-	-		219,082
Net income (loss)	$69,464	$(166,934)	$-		$(97,470)

Net income (loss) per common share:
Basic	$0.00				$(0.00)
Diluted	$0.00				$(0.00)
Weighted average common shares outstanding:
Basic	52,430,070		2,560,000	(d)	54,990,070
Diluted	58,429,683		2,560,000	(d)	60,989,683

Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations:

(1) Derived from the audited statement of operations of Kush for the year ended August 31, 2017

(2) Derived from the unaudited statement of operations of Summit for the period from March 1, 2017 (Inception) to August 31, 2017

Pro Forma Condensed Combined Statement of Operations – Six Months Ended February 28, 2018

	(1)	(2)	Pro Forma		Pro Forma
	Kush	Summit	Adjustments	Note 3	Combined

Revenue:	$19,208,491	$2,171,310	$-		$21,379,801
Cost of goods sold	13,612,854	1,784,742			15,397,596
Gross profit	5,595,637	386,569	-		5,982,206

Operating expenses:
General and administrative	6,324,164	928,795	-		7,252,959
	6,324,164	928,795	-		7,252,959
Operating loss	(728,527)	(542,226)	-		(1,270,753)

Other income (expense):
Other expenses	-	(24,465)	-		(24,465)
Interest expense	(30,994)	-	-		(30,994)
Loss before income taxes	(759,521)	(566,691)	-		(1,326,212)
Income tax expense	66,178	-	-		66,178
Net loss	$(825,699)	$(566,691)	$-		$(1,392,390)

Net loss per common share:
Basic and diluted	$(0.01)				$(0.02)
Weighted average common shares outstanding:
Basic and diluted	60,614,074		2,560,000	(d)	63,174,074

Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations:

(1) Derived from the unaudited statement of operations of Kush for the six months ended February 28, 2018

(2) Derived from the unaudited statement of operations of Summit for the six months ended February 28, 2018

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 — Description of Transaction and Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of SEC Regulation S-X, and present the pro forma financial position and results of operations of the combined companies based upon the historical data of Kush and Summit.

For the purposes of the unaudited pro forma combined financial information, the accounting policies of Kush and Summit are aligned with no differences. Accordingly, no effect has been provided for the pro forma adjustments described in Note 3, “Pro Forma Adjustments.”

Description of Transaction

On May 2, 2018, Kush completed its acquisition of Summit. Pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”).

The consideration paid to the members of Summit (the “Members”) at the closing included an aggregate of $3.2 million in cash (the “Cash Consideration”), as adjusted to reflect estimated working capital, indebtedness and transaction expenses as of the closing date, and an aggregate of 1,280,000 shares (the “Share Consideration”) of the Kush’s common stock (the “Common Stock”). $500,000 of the Cash Consideration and approximately 640,000 shares of Common Stock from the Share Consideration were held back by the Company for a period of 15 months (the “Holdback Period”) for potential post-closing working capital and/or indemnification claims relating to, among other things, breaches of representations, warranties and covenants contained in the Merger Agreement. The Members may become entitled to receive earn-out consideration of up to an additional 1,280,000 shares of Common Stock, in the aggregate, based on the performance of the Summit business during a one-year period following the closing.

Basis of Presentation

Kush has preliminarily concluded that the transaction represents a business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations. Kush has not yet completed an external valuation analysis of the fair market value of Summit’s assets to be acquired and liabilities to be assumed. Using the estimated total consideration for the transaction, Kush has estimated the allocations to such assets and liabilities. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined when Kush has determined the final consideration and completed the detailed valuations and other studies and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments. The final purchase price allocation may include (i) changes in allocations to intangible assets or goodwill based on the results of certain valuations and other studies that have yet to be completed, (ii) other changes to assets and liabilities and (iii) changes to the ultimate purchase consideration due to working capital adjustments.

Note 2 — Preliminary purchase price allocation

Kush has performed a preliminary valuation analysis of the fair market value of Summit’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date:

Cash and cash equivalents	$225,906
Accounts receivable	500,653
Prepaid expense and other current assets	35,303
Inventory	267,275
Property and equipment, net	654,894
Goodwill	18,030,746 (w)
Accounts payable	(1,119,513)
Accrued expenses	(292,174)
Notes payable	(792,690)
Total consideration	$17,510,400

(w) To reflect preliminary goodwill recognized as a result of the transaction.

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Summit based on their estimated fair values as of the transaction closing date. The excess of the acquisition consideration paid over the estimated fair values of net assets acquired will be recorded as goodwill in the condensed combined balance sheet.

Note 3 — Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)	Represents the issuance of 2,560,000 shares (1,280,000 of which is contingently payable) of Kush’s common stock and its effect on the common stock and additional paid in capital accounts. The 1,280,000 shares of Kush’s common stock which represents contingent consideration was treated as issued because it was considered highly probable.

(b)	Represents the elimination of the historical equity of Summit and the initial allocation of excess purchase price to identified intangibles, fair value adjustments and goodwill, as follows:

Total consideration	$17,510,400	(y)
Additional paid-in-capital	(37,078)
Accumulated deficit	557,424
Goodwill - related to the Merger	$18,030,746

(y) Consideration of $17.5 million represents the market value ($5.59 per share as of May 2, 2018) on 2.56 million common shares of Kush and approximately 3.2 million in cash.

(c)	Reflects an adjustment of approximately $250,000 for the estimated transaction costs for both Kush and Summit, such as adviser fees and legal and accounting expenses that were not incurred as of February 28, 2018.

(d)	Represents the increase in the weighted average shares due to the issuance of 2,560,000 common shares in connection with the Merger.